AMENDMENT NO. 3
TO
WABCO HOLDINGS INC. CHANGE OF CONTROL SEVERANCE PLAN

WHEREAS, WABCO Holdings Inc. (the “Company”) adopted the WABCO Holdings Inc. Change of Control Severance Plan (the “Plan”);

WHEREAS, under Section X of the Plan, the Company reserves the right to amend the Plan; and

WHEREAS, the Compensation, Governance and Nominating Committee of the Board of Directors of the Company, as the administrator of the Plan, has determined that it is in the best interest of the Company and its shareholders to amend the Plan on the terms set forth herein.

NOW, THEREFORE, the Plan shall be amended as follows, effective as of January 1, 2012:

1.	Section II of the Plan shall be amended to add the following sentence after the first sentence of subsection (E) (“Cause”) thereof:
“For avoidance of doubt, termination of a business manager who is party to a management agreement other than for the reasons listed above shall in no event be “Cause” for termination under the Plan.”

2.	Section II of the Plan shall be amended to add the words “or services” immediately after each instance in which the word “employment” appears in subsection (M) (“Good Reason”).

3.	Section II of the Plan shall be amended to add the following sentence to the end of subsection (N) (“Participant”) of such Section:
“An independent contractor serving as a business manager of the Company or a Subsidiary shall be a “Participant” for purposes of the Plan.”

4.	Section III of the Plan shall be amended to add the following sentence at the end thereof:
“In the case of an independent contractor who is a business manager, termination of such person's management agreement shall be treated as a termination of employment.”

5.	Section IX of the Plan shall be amended by deleting the heading “Certain Additional Payments” and replacing it with the heading “Certain Limitations on Payments”.

6.	Section IX of the Plan shall be further amended by deleting such Section in its entirety and replacing it with the following:
“A. If any amounts due to the Participant under the Plan and any other plan or program of the Company or its respective affiliates with respect to any services constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Code, then the aggregate of the amounts constituting the parachute payment shall be reduced such that the aggregate “present value” of such amounts at all times is not greater than three times the “base amount” less one dollar (the “Golden Parachute Limit”); provided, however, that if the total after-tax payments that the Participant would receive under the Plan and any other plan or program of the Company or its respective affiliates with respect to any services if the Golden Parachute Limit were exceeded is greater than the total after-tax payments the Participant would receive if the amounts were reduced as described above, such amounts shall not be reduced. For purposes of applying the Golden Parachute Limit, the definitions and rules set forth in the Treasury Regulations promulgated under Section 280G of the Code shall apply.

B.    All determinations under the preceding paragraph shall be made by a nationally recognized accounting, executive compensation or law firm appointed by the Company (the “Consultant”) that is acceptable to the Participant on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). The Consultant's fee shall be paid by the Company. The Consultant shall provide a report to the Participant that may be used by the Participant to file the Participant's tax returns.

C.    It is possible that payments will be made by the Company which should not have been made (each, an “Overpayment”) due to the uncertain application of Section 280G of the Code at the time of a determination hereunder. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by the Participant to the Company together with interest at the prime rate of interest in effect on the date of such Overpayment; provided, however, that no amount shall be payable by a Participant to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code.”

7.	Section XII of the Plan shall be amended by deleting the final sentence thereof in its entirety and replacing it with the following:
“Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment or termination of business manager status hereunder shall be paid or provided only upon those terminations of employment or business manager status that constitute a “separation from service” from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1))”

8.	All other terms of the Plan shall remain in full force and effect.

IN WITNESS THEREOF, the Company has caused its name to be signed by its duly authorized officers as of the date first written above.

WABCO HOLDINGS INC.

By: ________________________

Name: Kevin Tarrant__________

Title: Chief Human Resources Officer